Exhibit 7.3

[Mallard – IFC]

AMENDED AND RESTATED PLEDGE AGREEMENT

AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of June 27, 2012 (this “Agreement”), made by INLAND FUNDING CORPORATION, a Nevada corporation, whose address is c/o The Inland Real Estate Group, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523 (the “Grantor”), to PARKWAY BANK AND TRUST COMPANY (the “Lender”).

PRELIMINARY STATEMENTS.

(1)                                  Lender has made a loan (the “Loan”) to Equities Associates Corp IV, an Illinois corporation (the “Borrower”), arising under and pursuant to that certain Promissory Note dated as of February 23, 2006, as amended by the Omnibus Rider to Business Loan Instrument and Related Documents dated as of February 23, 2006, as further amended by the Omnibus Rider to Business Loan Instrument and Related Documents dated as of February 27, 2009, and as further amended by the Rider to Promissory Note dated as of February 27, 2010 (as so amended and as may be further amended, modified, supplemented or restated, the “Note”). The Loan is presently secured by, among other things, that certain (a) Pledge Agreement made as of May 28, 2010 (the “Prior Pledge Agreement”) made by Grantor in favor of Lender, together with all modifications, supplements, amendments, restatements or extensions thereto or thereof (including as amended and restated hereby, and as may be further amended, modified, supplemented or restated, referred to herein as this “Agreement”); and (b) the balance of the “Related Documents” (as defined in the Prior Pledge Agreement), documents and instruments delivered in connection therewith. (The Note, this Agreement, and Related Documents are collectively referred to herein as the “Loan Documents”).

(2)                                  Pursuant to the Prior Pledge Agreement, as amended by this Agreement, the Grantor has the security entitlements (the “Pledged Security Entitlements”) with respect to the shares of Retail Properties of America, Inc., a Maryland corporation f/k/a Inland Western Retail Real Estate Trust, Inc. listed on Exhibit A attached hereto (the “Pledged Financial Assets”) and which are credited from time to time to the Grantor’s account known as “INLAND FUNDING CORPORATION – MALLARD”, Account No.                           (together with any successor account(s) that replaces or is established to supplement the aforesaid numbered account, collectively, the “Pledged Account”), with Deutsche Bank Alex. Brown, a division of Deutsche Bank Securities Inc., at its office at 280 Park Avenue, 7th Floor, New York, NY 10017.

(3)                                  Grantor is directly benefitted by the extension of credit to the Borrower and desires to make the pledge and assignment provided for in this Agreement in order to ensure and preserve Lender’s perfection of its security interest in the Collateral (as defined below).

(4)                                  Capitalized terms not defined herein are used herein as defined in the Loan Documents. Further, unless otherwise defined in this Agreement or in the Loan Documents, terms defined in the Uniform Commercial Code in effect in the State of

Illinois (“Illinois Uniform Commercial Code”) on the date hereof are used in this Agreement as such terms are defined in the Illinois Uniform Commercial Code.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Grantor hereby agrees as follows:

Section 1.                                            Grant of Security.  The Grantor hereby assigns and pledges to the Lender, and hereby grants to the Lender a security interest in, the Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now existing or hereafter acquired by the Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)                                  all of the following:

(i)                                          the Pledged Account, all Pledged Security Entitlements with respect to all Pledged Financial Assets (including, without limitation, any cash and money market fund shares credited to the Pledged Account) from time to time credited to the Pledged Account, all Pledged Financial Assets from time to time credited to the Pledged Account, and all dividends, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Security Entitlements or such Pledged Financial Assets; and

(ii)                                       to the extent held in the Pledged Account, all additional investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, and (C) securities accounts) in which the Grantor has or acquires from time to time any right, title or interest in any manner by reason of the Grantor’s right, title or interest in or to any of the items set forth in the foregoing subparagraph (i), and the certificates or instruments, if any, representing or evidencing such investment property and all dividends, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional investment property; and

(b)                                 all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clause (a) of this Section 1 and this clause (b) and, to the extent not otherwise included, all cash).

Section 2.                                            Security for Obligations.  This Agreement secures the prompt payment and performance of all obligations of the Borrower to the Lender and its Affiliates arising under or in connection with the Note and the other Loan Documents, whether now or hereafter existing, whether absolute or contingent, disputed or undisputed, direct or indirect, and to the extent arising under the Note and the other Loan Documents, existing and future loans and advances, letters of credit, acceptances, all other extensions of credit, security agreements, mortgages, guaranties, overdrafts, and all contracts for payment or performance, and all indebtedness, obligations and liabilities under any guaranty or surety agreement, including without limitation, all principal, interest, fees, indemnifications, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

Section 3.                                             Grantor Remains Liable.  Anything herein to the contrary notwithstanding, (a) the exercise by the Lender of any of the rights hereunder shall not release the Grantor from any duties or obligations under the contracts and agreements included in the Collateral and (b) the Lender shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                                             Delivery and Control of Collateral.  The Grantor will cause Deutsche Bank Alex. Brown, a division of Deutsche Bank Securities Inc., or any successor securities intermediary, as securities intermediary (the “Securities Intermediary”) to agree in writing with the Grantor and the Lender that such Securities Intermediary will comply with entitlement orders (that is, notifications communicated to such Securities Intermediary directing transfer, sale or redemption of the financial asset to which the Grantor has a security entitlement) originated by the Lender without further consent of the Grantor, such agreement to be in form and substance satisfactory to the Lender (such agreement being the “Account Control Agreement”). Notwithstanding anything else contained in this Agreement or the Account Control Agreement, the Lender agrees that an Entitlement Order or Notice of Sole Control (as those terms are defined in the Account Control Agreement) may only be given if an Event of Default has occurred and is continuing. The Grantor will, at all times, maintain the Pledged Account and not change the Securities Intermediary without the prior consent of the Lender.

Section 5.                                            Representations and Warranties.  The Grantor represents and warrants as follows:

(a)                                  The Grantor is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the security interest created by this Agreement or permitted under the Loan Documents. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Lender relating to this Agreement or as otherwise permitted under the Loan Documents.

(b)                                 All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral of the Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Lender a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of the Grantor, securing the payment of the Secured Obligations.

(c)                                  No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Grantor of the pledge, assignment and security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the actions described in Section 4 with respect to the Collateral, or (iii) for the exercise by the Lender of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally.

Section 6.                                            Further Assurances.  The Grantor agrees that from time to time, at the expense of the Grantor, it will promptly execute and deliver all further instruments and documents (including, but not limited to, a signed Federal Reserve Form G-3 required under Regulation U as promulgated by the Board of Governors of the Federal Reserve System of the United States), and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted by the Grantor hereunder or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. The Grantor hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Grantor will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with such Collateral as the Lender may reasonably request, all in reasonable detail.

Section 7.                                            Voting Rights; Dividends; Etc.  So long as no Default or Event of Default shall have occurred and be continuing:

(a)                                  The Grantor shall be entitled to make trades in the Pledged Account and exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose; provided, however, that the Grantor will not exercise and will refrain from exercising any such right if such action is prohibited by the Account Control Agreement.

(b)                                 The Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Collateral; provided, however, that any and all (i) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Collateral, (ii) dividends and other distributions paid or payable in cash in respect of such Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (iii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Collateral, shall be forthwith delivered to the Lender to hold as Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of the Grantor and be forthwith delivered to the Lender as Collateral in the same form as so received (with any necessary endorsement).

Section 8.                                            Transfers and Other Liens.  Except as expressly permitted by the terms of this Agreement, the Grantor shall not (a) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created by this Agreement.

Section 9.                                            Lender Appointed Attorney-in-Fact.  The Grantor hereby irrevocably appoints the Lender as the Grantor’s attorney-in-fact, coupled with an interest, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time subsequent to the occurrence and continuation of an Event of Default, in the Lender’s discretion, to take any action and to execute any instrument that the Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to file any claims or take any action or institute any proceedings that the Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral, (c) to do all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Grantor might do and (d) to promptly execute and deliver all further instruments and documents, and take all further action as contemplated by Section 6 hereof.

Section 10.                                      Lender May Perform; Duties.

(a)                                  If the Grantor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Grantor under Section 12(c). The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

(b)                                 Except for the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.

Section 11.                                      Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                   (i) All rights of the Grantor (A) to exercise or refrain from making trades in the Pledged Account and exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7 of this Agreement shall cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 7 of this Agreement, shall automatically cease, and all such rights shall thereupon become vested in the Lender, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends, interest and other distributions.

(ii)                                       All dividends, interest and other distributions that are received by the Grantor contrary to the provisions of clause (i) of this Section 11(a) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).

(iii)                                    The Lender shall be entitled to issue Entitlement Orders and send the Securities Intermediary a Notice of Sole Control (as defined in and under any Account Control Agreement), and, in connection therewith (A) cause the Pledged Account to be re-registered in the Lender’s sole name or transfer the Pledged Account to another broker/dealer in its sole name, (B) remove any Collateral from the Pledged Account and register such Collateral in its name or in the name of its broker/dealer, agent or nominee or any of their nominees, (C) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations, and (D) exercise any voting, conversion, registration, sale or other rights of a holder of any of the Collateral, and the expenses of the Lender incurred in connection therewith shall be payable by the Grantor under Section 12(c).

(b)                                 All cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Lender pursuant to Section 12) in whole or in part by the Lender against, all or any part of the Secured Obligations in such order as the Lender shall elect. Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)                                  The Lender may exercise any and all rights and remedies of the Grantor under or in respect of the Collateral.

(d)                                 All payments received by the Grantor under or in respect of the Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Lender in the same form as so received (with any necessary endorsement).

Section 12.                                      Indemnity and Expenses.           (a) The Grantor agrees to indemnify and hold harmless the Lender and each of its Affiliates, officers, directors, employees, agents and advisors (each an “Indemnified Party”) from and against any and all claims, losses and liabilities arising out of or in connection with or by reason of this Agreement or any of the transactions contemplated herein, except to the extent such claims, losses or liabilities resulting from such Indemnified Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)                                          The Grantor hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or the other Loan Documents.

(c)                                  The Grantor will, upon demand, pay to each applicable Indemnified Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that such Indemnified Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Grantor, (iii) the exercise or enforcement of any of the rights of such Indemnified Party hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

Section 13.                                      Amendments; Waivers.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Lender to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 14.                                      Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication and any other method of communication authorized by the Lender) and telecopied or sent by a reputable overnight delivery service to the Lender or Grantor, addressed (i) to the Lender at its address or telecopier number specified in the Note, (ii) to the Grantor at its address listed in the preamble to this Agreement, or (iii) at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when telecopied or sent by such overnight delivery service, be effective when telecopied or sent as aforesaid, respectively, addressed as aforesaid.

Section 15.                                      Continuing Security Interest; Assignment under the Loan Documents.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of the indefeasible payment in full in cash of the Secured Obligations and the termination of any commitment to lend or extend credit under the Note, (b) be binding upon the Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Note and/or any or all of the other Loan Documents to any other Person and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lender in this Agreement or otherwise.

Section 16.                                      Termination.  Upon the later of the payment in full in cash of the Secured Obligations and the termination of any commitment to lend or extend credit under the Note, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Lender will, at the Grantor’s expense, execute and deliver to the Grantor and Securities Intermediary such documents as the Grantor or Securities Intermediary shall reasonably request to evidence such termination.

Section 17.                                      Non-Recourse Obligation of Grantor.  The liability of the Grantor shall be non-recourse and strictly limited to the Collateral pledged hereunder.

Section 18.                                      Security Interest Absolute.

(a)                                  The obligations of the Grantor under this Agreement are independent of the Secured Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Grantor to enforce this Agreement, irrespective of whether any action is brought against the Grantor or any other party to the Loan Documents (a “Loan Party”) or whether the Grantor or any other Loan Party is joined in any such action or actions. All rights of the Lender and the pledge, assignment and security interest hereunder, and all obligations of the Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and the Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(i)                                     any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(iii)          any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(iv)          any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party;

(v)           any change, restructuring, revocation or termination of the organizational structure or existence of any Loan Party that is not an individual or the death or disability of any Loan Party that is an individual;

(vi)          any failure of the Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to the Lender (the Grantor waiving any duty on the part of the Lender to disclose such information);

(vii)         the failure of any other Person to execute this Agreement or any other Loan Document, guaranty or agreement or the release or reduction of liability of the Grantor or other grantor or surety with respect to the Secured Obligations; or

(viii)        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, the Grantor or a third party grantor of a security interest.

(b)           This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Lender or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 19.            Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 20.            Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to conflicts of laws principles of Illinois law, except to the extent that the perfection, the effect of perfection or nonperfection, and the priority of the security interest or remedies hereunder in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of Illinois.

(b)           The Grantor (and the Lender by its acceptance hereof) hereby irrevocably and unconditionally submit, for themselves and their respective property, to the nonexclusive jurisdiction of any Illinois State court or federal court of the United States of America sitting in Chicago, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Grantor (and the Lender by its acceptance hereof) hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court. The Grantor consents to the service of process of any and all process which may be served in any suit, action or proceeding by overnight delivery by any nationally recognized overnight delivery service, the transmission of copies of such process to the Grantor at its address specified in Section 14 hereof. The Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(c)           The Grantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document to which it is or is to be a party in any Illinois State or federal court. The Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)           THE GRANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT,

THE NOTE OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY, THE ADVANCES OR THE ACTIONS OF THE LENDER OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 21.            Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 22.            Headings.  Article, section and paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose.

Section 23.            Conflicts.  In the event any section or provision hereunder is or shall come into conflict with any section or provision of the Loan Documents, the applicable Loan Document shall control.

Section 24.            Amended and Restated Agreement.  This Agreement amends and restates the Prior Pledge Agreement, which is amended and restated hereby in its entirety. This Agreement constitutes a complete restatement of the Prior Pledge Agreement and the parties hereto agree that the Lien of this Agreement shall related back to the date of the Lien of the Prior Pledge Agreement in all respects.

Section 25.            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Grantor has executed this Agreement as of the date first above written.

GRANTOR:

INLAND FUNDING CORPORATION, a Nevada corporation
By:
Name:	Alan F. Kremin
Title:	Chief Financial Officer

The State of Illinois Dupage County	} }

I, Christina Firneno a Notary Public in and for said County in said State, hereby certify that Alan F. Kremin, whose name as Chief Financial Officer of INLAND FUNDING CORPORATION, an Nevada corporation, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand this 27th day of June, 2012.

Notary Public

My Commission Expires:
7-8-12

EXHIBIT A

PLEDGED FINANCIAL ASSETS

The shares of common stock of Retail Properties of America, Inc., a Maryland corporation f/k/a Inland Western Retail Real Estate Trust, Inc., as set forth below:

No.	Class
243,750	A
731,250	Bl, B2 and B3, collectively